EXHIBIT 4.1

Invesco Capital Markets, Inc.

11 Greenway Plaza

Houston, Texas 77046-1173

August 20, 2026

Invesco Unit Trusts, Series 2493

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 6E Fl

New York, New York 10286

Re:    Invesco Unit Trusts, Series 2493

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-295986 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Invesco Capital Markets, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

INVESCO CAPITAL MARKETS, INC

By: /s/ TARA BAKER

Tara Baker, Vice President